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                                                                    EXHIBIT 4(b)
                              CARDINAL HEALTH, INC.
                       GLOBAL EMPLOYEE STOCK PURCHASE PLAN


                               SECTION 1 - PURPOSE
                               -------------------

                  The Cardinal Health, Inc. Employee Stock Purchase Plan is adopted and established by Cardinal Health, Inc., an Ohio corporation, on the date set forth below, effective as of July 1, 2000, for the general benefit of the Employees of the Company and of certain of its Subsidiaries. The purpose of the Plan is to facilitate the purchase of Shares by Eligible Employees.

                             SECTION 2 - DEFINITIONS
                             -----------------------

a.       "ACT" shall mean the Securities Act of 1933, as amended.

b. "ADMINISTRATOR" shall mean the Board of Directors of the Company, a designated committee thereof, or the person(s) or entity delegated the responsibility of administering the Plan, which initially shall be the Cardinal Health, Inc. Profit Sharing and Retirement Savings Plan Committee.

c. "AGENT" shall mean the bank, brokerage firm, financial institution, or other entity or person(s) engaged, retained or appointed to act as the agent of the Employer and of the Participants under the Plan, which initially shall be Merrill Lynch, Pierce, Fenner, & Smith, Inc.

d.       "BOARD" shall mean the Board of Directors of the Company.

e. "CLOSING VALUE" shall mean, as of a particular date, the value of a Share determined by the closing sales price for such Share (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange for the last market trading day prior to the date of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable.

f. "CODE" shall mean the Internal Revenue Code of 1986, as amended and currently in effect, or any successor body of federal tax law.

g. "COMPANY" shall mean Cardinal Health, Inc., including any successor thereto.

h. "COMPENSATION", unless otherwise required by local law, shall mean wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with the Employer (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) including amounts excludible from the Employee's gross income under Code Section 402(a)(8) (relating to a Code Section 401(k) arrangement), Code Section 402(h) (relating to a Simplified Employee Pension), Code Section 125 (relating to a cafeteria plan) or Code
         Section 403(b) (relating to a tax-sheltered annuity) and compensation paid by the Employer to an Employee through another person under the common paymaster provisions of Code Sections 3121(s) and 3306(p) or under applicable savings or pension plans of Employer of the Employee. Compensation does not include, unless otherwise required by local law:
         (1) amounts realized from the exercise or sale of a non-qualified stock option, or (2) amounts realized when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture or becomes fully owned by the Employee, or (3) amounts realized from the exercise, sale, exchange, or other disposition of stock acquired under a qualified or incentive stock option, (4) moving allowances, automobile allowances, tuition reimbursement, financial/tax planning reimbursement, lunch vouchers, house allowances, and other allowances that receive special tax benefits, other extraordinary compensation, including tax "gross-up" payments, and imputed income from other employer-provided benefits, and (5) other amounts that receive special tax benefits, such as premiums for group term life insurance or contributions made by the Employer (whether or not under salary reduction


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         agreement) or mandatory payments made by the Employer to the Employee under the applicable law of the jurisdiction in which the Employer of this Employee is located or the Employee is employed or resides.

i. "DESIGNATED SUBSIDIARIES" shall mean all Subsidiaries whose Employees have been designated by the Administrator, in its sole discretion, as eligible to participate in the Plan.

j. "ELIGIBLE EMPLOYEE" shall mean an Employee of the Designated Subsidiary who is designated to participate in the Plan at the sole discretion of the Designated Subsidiary; provided, however, that such discretion shall not be exercised in violation of the applicable labor or other laws relating to discrimination based on gender, race, disability, age, national or social origin, political opinion, union membership or religious belief, or collective bargaining or other negotiated agreements.

k. "EMPLOYEE" shall mean individual who is a regular full time or part time Employee of the Employer for at least 30 days. An Employee may work either full time or part time work schedule and is normally included in the authorized staffing target and budget. Employee also includes the Employee who has been hired on a temporary contract but who is expected to fill a permanent staffing need and who is classified as a "PRN" or "on-call Employee". The Employee shall not include unionized Employee as defined by the regular practices of the Employer participating in the Plan to the extent permissible under local law.

l. "EMPLOYER" means, individually and collectively, the Company and the Designated Subsidiaries.

m. "ENROLLMENT PERIOD" shall mean the period immediately preceding the Offering Period that is designated by the Administrator in its discretion as the period during which an Eligible Employee may elect to participate in the Plan.

n. "OFFERING PERIOD" shall mean the period during which Participants in the Plan authorize payroll deductions or provide alternative contributions to fund the purchase of Shares on their behalf under the Plan pursuant to the options granted to them hereunder or the period during which participants in the Plan provide alternative contributions. Alternative contributions for the purpose of this Plan shall mean payment of contributions through personal checks of the Participants or such other means of contributing to the Plan as authorized by the Administrator.

o. "PARTICIPANT" shall mean any Eligible Employee who has elected to participate in the Plan for an Offering Period by authorizing payroll deductions or by making alternative contributions and following all applicable procedures established by the Administrator during the Enrollment Period for such Offering Period.

p. "PLAN" shall mean this Cardinal Health, Inc. Global Employee Stock Purchase Plan as amended from time to time.

q. "PLAN ACCOUNT" shall mean the individual account established for each Participant for purposes of accounting for and/or holding each Participant's payroll deductions, alternative contributions, Shares, etc.

r.       "PLAN YEAR" shall mean the fiscal year of the Company.

s. "PURCHASE PRICE" shall mean, for each Share purchased in accordance with Section 4 hereof, an amount equal to the lesser of (1) eighty-five percent (85%) of the Closing Value of a Share on the first Trading Day of each Offering Period, or the earliest date thereafter as is administratively feasible (which for Plan purposes shall be deemed to be the date the option to purchase such Shares was granted to each Eligible Employee who is, or elects to become, a Participant); or (2) eighty-five percent (85%) of the Closing Value of such Share on the last Trading Day of the Offering Period, or the earliest date thereafter as is administratively feasible (which for Plan purposes shall be deemed to be the date each such option to purchase such Shares was exercised).

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t.       "SHARES" means the Class A common shares, without par value, of the
         Company.

u. "SUBSIDIARY" shall mean a corporation or other entity, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary (except for the U.K. in which this term shall mean a corporation or other entity, domestic or foreign, of which more than fifty percent (50%) ownership of the voting shares are held by the Company or a Subsidiary) whether or not such corporation or other entity now exists or is hereafter organized or acquired by the Company or a Subsidiary (or as otherwise may be defined in Code Section 424).

v. "TRADING DAY" shall mean a day on which The New York Stock Exchange is open for trading.

                         SECTION 3 - ELIGIBLE EMPLOYEES
                         ------------------------------

                  a. IN GENERAL. Participation in the Plan is voluntary. All Eligible Employees of an Employer are eligible to participate in the Plan. All Eligible Employees granted options to purchase Shares hereunder shall have the same rights and privileges as every other such Eligible Employee, and only Eligible Employees of an Employer satisfying the applicable requirements of the Plan will be entitled to be granted options hereunder.

                  b. LIMITATIONS ON RIGHTS. An Employee who otherwise is an Eligible Employee shall not be entitled to purchase Shares under the Plan if such purchase would cause such Eligible Employee to own Shares (including any Shares which would be owned if such Eligible Employee purchased all of the Shares made available for purchase by such Eligible Employee under all options or rights then held by such Eligible Employee, whether or not then exercisable) representing five percent (5%) or more of the total combined voting power or value of each class of stock of the Company or any Subsidiary.

                   SECTION 4 - ENROLLMENT AND OFFERING PERIODS
                   -------------------------------------------

                  a. ENROLLING IN THE PLAN. To participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment for a given Offering Period will take place during the Enrollment Period for such Offering Period. The Administrator shall designate the initial Enrollment Period and each subsequent Enrollment Period and the Offering Period to which each Enrollment Period relates. Participation in the Plan with respect to any one or more of the Offering Periods shall neither limit nor require participation in the Plan for any other Offering Period.

                  b. THE OFFERING PERIOD. Any Employee who is an Eligible Employee and who desires to be granted options to purchase Shares hereunder must enroll in accordance with the procedures established by the Administrator during an Enrollment Period. Such authorization shall be effective for the Offering Period immediately following such Enrollment Period. The duration of an Offering Period shall be determined by the Administrator prior to the Enrollment Period and shall commence on the first day (or the first Trading Day) of the Offering Period and end on the last day (or the last Trading Day) of the Offering Period; provided, however, that if the Administrator terminates the Plan during an Offering Period, pursuant to its authority in Section 17 of the Plan, such Offering Period shall be deemed to end on the date the Plan is terminated. The termination of the Plan and the Offering Period shall end the Participant's rights to contribute amounts to the Plan or continue participation in the Offering Period. The date of termination of the Plan shall be deemed to be the final day of the Offering Period for purposes of determining the Purchase Price under the Offering Period and all amounts contributed during the Offering Period will be used as of such termination date to purchase Shares in accordance with the provisions of Section 9 of this Plan.

                  The Administrator may designate one or more Offering Periods during each Plan Year during the term of this Plan. On the first day (or the First Trading Day) of each Offering Period, each Participant shall be granted an option to purchase Shares under the Plan. Each option granted hereunder shall expire at the end of the Offering Period for which it was granted. In no event may an option granted hereunder be exercised after the expiration of 27 months from the date of grant.

                  c. CHANGING ENROLLMENT. The offering of Shares pursuant to options granted under the Plan shall occur only during an Offering Period and shall be made only to Participants. Once an Eligible Employee is

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enrolled in the Plan, the Administrator or Employer will inform the Agent of such fact. Once enrolled, a Participant shall continue to participate in the Plan for each successive Offering Period (s) until he or she terminates his or her participation by revoking his or her payroll deduction authorization or by revoking his or her alternative contribution authorization or not contributing his or her alternative contributions or ceases to be an Eligible Employee. Once a Participant has elected to participate under the Plan, that Participant's payroll deduction authorization or alternative contribution authorization shall apply to all subsequent Offering Periods unless and until the Participant ceases to be an Eligible Employee, or modifies or terminates said authorization. If a Participant desires to change his or her rate of contribution, he or she may do so effective for the next Offering Period by following the procedures established by the Administrator during the Enrollment Period immediately preceding such Offering Period.

                            SECTION 5 - TERM OF PLAN
                            ------------------------

                  This Plan shall be in effect from July 1, 2000, until it is terminated by action of the Board.

                SECTION 6 - NUMBER OF SHARES TO BE MADE AVAILABLE
                -------------------------------------------------

                  Subject to adjustment as provided in Section 16 hereof, the total number of Shares made available for purchase by Participants granted options which are exercised under Section 9 hereof is 3 million, which may consist of authorized but unissued shares, treasury shares, or shares purchased by the Plan in the open market. The provisions of Section 9 b. shall control in the event the number of Shares covered by options which are exercised for any Offering Period exceeds the number of Shares available for sale under the Plan. If all of the Shares authorized for sale under the Plan have been sold, the Plan shall either be continued through additional authorizations of Shares made by the Board (such authorizations must, however, comply with Section 17 hereof), or shall be terminated in accordance with Section 17 hereof.

                            SECTION 7 - USE OF FUNDS
                            ------------------------

                  All payroll deductions or alternative contributions received or held by an Employer under the Plan will be used to purchase Shares in accordance with the provisions of this Plan. Any amounts held by an Employer or other party holding amounts in connection with or as a result of payroll withholding or alternative contribution made pursuant to the Plan and pending the purchase of Shares hereunder shall be considered a non-interest-bearing, unsecured indebtedness extended to the Employer or other party by the Participants, unless otherwise required under applicable local law or securities regulatory body requirements of the country in which the Employer of the Employee is located or the Employee is employed or resides, as the case may be. Administrative expenses of the Plan shall be allocated to each Participant's Plan Account unless such expenses are paid by the Employer.

              SECTION 8 - AMOUNT OF CONTRIBUTION; METHOD OF PAYMENT
              -----------------------------------------------------

                  a. PAYROLL WITHHOLDING OR PAYROLL DEDUCTION OR ALTERNATIVE CONTRIBUTIONS. Except as otherwise specifically provided herein, the Purchase Price will be payable by each Participant by means of payroll withholding. The withholding or alternative contributions shall be in increments of one percent (1%). Unless otherwise authorized by the Administrator, the minimum withholding or alternative contributions permitted shall be an amount equal to one percent (1%) of a Participant's Compensation and the maximum withholding or alternative contributions shall be an amount equal to fifteen percent (15%) of a Participant's Compensation. In any event, the total withholding or alternative contributions permitted to be made by any Participant for a calendar year shall be limited to the sum of legal currency equivalent of U.S. $21,250. The actual percentage of Compensation to be deducted or contributed shall be specified by a Participant in his or her authorization to participate in the Plan. Unless otherwise authorized by the Administrator, Participants may not deposit any separate cash payments into their Plan Accounts.

                  b. APPLICATION OF WITHHOLDING RULES. Payroll withholding will commence with the first payroll issued during the Offering Period and will, except as otherwise provided herein, continue with each payroll throughout the entire Offering Period, except for pay periods for which such Participant receives no compensation (e.g., uncompensated personal leave, leave of absence). A pay period which ends at such time that it is

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administratively impracticable to credit any payroll for such pay period to the then-current Offering Period will be credited in its entirety to the immediately subsequent Offering Period. A pay period which overlaps Offering Periods will be credited in its entirety to the Offering Period in which it is paid. Alternative contributions will be made in accordance with the procedure established by the Administrator. Payroll withholding or alternative contributions shall be retained by the Employer or other party, designated by the Administrator or the Employer as the case may be, until applied to the purchase of Shares as described in Section 9 hereof and the satisfaction of any related federal, state, local or other tax withholding obligations (including any employment tax obligations).

                  At the time the Shares are purchased, or at the time some or all of the Shares issued under the Plan are disposed of, Participants must make adequate provision for the Employer's federal, state, local or other tax withholding obligations (including employment taxes), if any, which arise upon the purchase or disposition of the Shares. At any time, the Employer may withhold from each Participant's Compensation the amount necessary for the Employer to meet applicable withholding obligations, including any withholding required to make available to the Employer any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant. Each Participant, as a condition of participating under the Plan, agrees to bear responsibility for all federal, state, local and other income taxes required to be withheld from his or her Compensation as well as the Participant's portion of FICA (both the OASDI and Medicare components), and other applicable social security or similar such taxes, with respect to any Compensation arising on account of the purchase or disposition of Shares. The Employer may increase income and/or employment tax withholding on a Participant's Compensation after the purchase or disposition of Shares in order to comply with federal, state, local and other tax laws, and each Participant agrees to sign any and all appropriate documents to facilitate such withholding.

                   SECTION 9 - PURCHASING, TRANSFERRING SHARES
                   -------------------------------------------

                  a. MAINTENANCE OF PLAN ACCOUNT. Upon the exercise of a Participant's initial option to purchase Shares under the Plan, the Agent shall establish a Plan Account in the name of such Participant. At the close of each Offering Period, the aggregate amount deducted during such Offering Period by the Employer from a Participant's Compensation, or alternative contributions made to the Plan by the Participant (and credited to an account maintained by the Employer or other party for bookkeeping purposes) will be communicated by the Employer to the Agent and shall thereupon be credited by the Agent to such Participant's Plan Account (unless the Participant has given notice to the Administrator of his or her revocation of authorization prior to the date such communication is made). As of the last day of each Offering Period, or as soon thereafter as is administratively practicable, each Participant's option to purchase Shares will be exercised automatically for him or her by the Agent with respect to those amounts reported to the Agent by the Administrator or Employer as creditable to that Participant's Plan Account. On the date of exercise, the amount then credited to the Participant's Plan Account for the purpose of purchasing Shares hereunder will be divided by the Purchase Price and there shall be transferred to the Participant's Plan Account by the Agent the number of whole and/or fractional shares which results, as permitted by local law.

                  The Agent shall hold in its name, or in the name of its nominee, all Shares so purchased and allocated. No certificate will be issued to a Participant for Shares held in his or her Plan Account unless he or she so requests in writing or unless such Participant's active participation in the Plan is terminated due to death, disability, separation from service or retirement. Participation in the Plan, purchase, ownership and sale of Shares under the Plan, is subject to risk of fluctuation in Shares' price and currency exchange.

                  b. INSUFFICIENT NUMBER OF AVAILABLE SHARES. In the event the number of Shares covered by options which are exercised for any Offering Period exceeds the number of Shares available for sale under the Plan, the number of Shares actually available for sale hereunder shall be limited to the remaining number of Shares authorized for sale under the Plan and shall be allocated by the Agent among the Participants in proportion to each Participant's Compensation during the Offering Period over the total Compensation of all Participants during the Offering Period. Any excess amounts withheld and credited to Participants' Plan Accounts then shall be returned to the Participants as soon as is administratively practicable.

                  c. HANDLING EXCESS SHARES. In the event that the number of Shares which would be credited to any Participant's Plan Account in any Offering Period exceeds the limit specified in Section 3 b. hereof, such

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Participant's Plan Account shall be credited with the maximum number of Shares permissible, and the remaining amounts will be refunded in cash as soon as administratively practicable.

                  d. STATUS REPORTS. Statements of each Participant's Plan Account shall be given to Participants at least annually.

                 SECTION 10 - DIVIDENDS AND OTHER DISTRIBUTIONS
                 ----------------------------------------------

                  a. REINVESTMENT OF DIVIDENDS. Subject to applicable law, cash dividends and other cash distributions received by the Agent on Shares held in its custody hereunder will be credited to the Plan Accounts of individual Participants in accordance with such Participants' interests in the Shares with respect to which such dividends or distributions are paid or made, and will be applied, as soon as practical after the receipt thereof by the Agent, to the purchase in the open market at prevailing market prices of the number of whole Shares capable of being purchased with such funds (after deduction of any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost payable in connection with the purchase of such Shares and not otherwise paid by the Employer and subject to the Company's obligation to withhold federal, state, or other local taxes ).

                  b. SHARES TO BE HELD IN AGENT'S NAME. All purchases of Shares made pursuant to this Section will be made in the name of the Agent or its nominee, shall be held as provided in Section 9 hereof, and shall be transferred and credited to the Plan Account(s) of the individual Participant(s) to which such dividends or other distributions were credited. Dividends paid in the form of Shares will be allocated by the Agent, as and when received, with respect to Shares held in its custody hereunder to the Plan Accounts of individual Participants in accordance with such Participants' interests in such Shares with respect to which such dividends were paid. Property, other than Shares or cash, received by the Agent as a distribution on Shares held in its custody hereunder, shall be sold by the Agent for the accounts of the Participants, and the Agent shall treat the proceeds of such sale in the same manner as cash dividends received by the Agent on Shares held in its custody hereunder.

                  c. TAX RESPONSIBILITIES. The automatic reinvestment of dividends under the Plan will not relieve a Participant (or Eligible Employee with a Plan Account) of any income or other tax that may be due on or with respect to such dividends. The Agent shall report to each Participant (or Eligible Employee with a Plan Account) the amount of dividends credited to his or her Plan Account.

                          SECTION 11 - VOTING OF SHARES
                          -----------------------------

                  A Participant shall have no interest or voting right in the Shares covered by his or her option until such option has been exercised. Shares held for a Participant (or Eligible Employee with a Plan Account) in his or her Plan Account will be voted in accordance with the Participant's (or Eligible Employee's) express directions. In the absence of any such directions, such Shares will not be voted.

             SECTION 12 - IN-SERVICE DISTRIBUTION OR SALE OF SHARES
             ------------------------------------------------------

                  a. SALE OF SHARES. Subject to the provisions of Section 19 hereof, a Participant may at any time, and without withdrawing from the Plan, by giving notice to the Agent, direct the Agent to sell all or part of the Shares held on behalf of the Participant. Upon receipt of such a notice, the Agent shall, as soon as practicable after receipt of such notice, sell such Shares in the marketplace at the prevailing market price and transmit the net proceeds of such sale (less any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost) to the Participant.

                  b. IN-SERVICE SHARE DISTRIBUTIONS. A Participant may, without withdrawing from the Plan, request that a certificate for all or part of the whole number of Shares held in his or her Plan Account be sent to him or her after the relevant Shares have been purchased and allocated subject to the requirement that such Shares be held in the Participant's Plan Account for a period of at least 24 months after the date of exercise, as described in Section 9 a., above. All such requests must be submitted in writing to the Agent. No certificate for a fractional Share will be issued; the fair value of fractional Shares on the date of withdrawal of all Shares credited to a Participant's Plan Account shall be paid in cash to such Participant. The Plan may impose a reasonable charge, to be paid by the Participant, for each stock certificate so issued prior to the date active participation in the Plan ceases;

such charge shall be paid by the Participant to the Administrator or Employer prior to the date any distribution of a certificate evidencing ownership of such Shares occurs.

                 SECTION 13 - CESSATION OF ACTIVE PARTICIPATION
                 ----------------------------------------------

                  A Participant may at any time, by giving notice to the Administrator or Employer, revoke his or her authorization for payroll deduction or alternative contributions for the Offering Period in which such revocation is made. A Participant who revokes authorization or does not make alternative contributions for payroll deduction may not again participate under the Plan until the next Offering Period immediately subsequent to the Offering Period during which the Participant revoked payroll deduction authorization or did not make alternative contributions with respect thereto.

                     SECTION 14 - SEPARATION FROM EMPLOYMENT
                     ---------------------------------------

                  Separation from employment for any reason, including death, disability, termination or retirement shall be deemed to be a cessation of active participation in the Plan as described under Section 13 hereof.

                             SECTION 15 - ASSIGNMENT
                             -----------------------

                  Neither payroll deductions nor alternative contributions credited to a Participant's Plan Account nor any rights to purchase Shares under the Plan may be assigned, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Any such assignment, alienation, transfer, pledge, or other disposition shall be without effect, except that the Administrator may treat such act as an election to withdraw from the Plan. A Participant's right to purchase Shares under this Plan may be exercisable during the Participant's lifetime only by the Participant. A Participant's Plan Account shall be payable to the Participant's estate upon his or her death.

                SECTION 16 - ADJUSTMENT OF AND CHANGES IN SHARES
                ------------------------------------------------

                  If at any time after the effective date of the Plan the Company shall subdivide or reclassify the Shares which have been or may be optioned under the Plan, or shall declare thereon any stock split or dividend payable in Shares, or shall alter the capital structure of the Shares or the Company in any similar manner, then the number and class of shares held in the Plan and which may thereafter be optioned (in the aggregate and to any Participant) shall be adjusted accordingly, and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the Purchase Price shall be adjusted accordingly, as necessary to preserve the rights of the holder(s) of such Shares and option(s).

                SECTION 17 - AMENDMENT OR TERMINATION OF THE PLAN
                -------------------------------------------------

                  The Board shall have the right, at any time, to amend, modify or terminate the Plan without notice; provided, however, that no Participant's existing options shall be adversely affected by any such amendment, modification or termination, except to comply with applicable law, stock exchange rules or accounting rules. Notwithstanding the foregoing, the Board shall have the right to terminate the Plan with respect to all future payroll deductions and related purchases at any time. Such termination of the Plan shall also terminate any current Offering Period in accordance with Section 4 of the Plan.

                  Designations of participating corporations may be made from time to time from among a group of corporations consisting of the Employer, its parent and its Subsidiaries (including corporations that become Subsidiaries or a parent after the adoption and approval of the Plan).

                  The Company may amend or modify the Plan or make regulations for the operation of the Plan that are not inconsistent with these rules to apply to Employees and Participants who are employed or resident outside of the United States of America in accordance with the relevant law. "Relevant law" shall mean the applicable law of the jurisdiction in which the Employer of the Employee is located or where the Employee is employed or resides and the securities regulatory body requirements and the taxation requirements of that same jurisdiction.

                           SECTION 18 - ADMINISTRATION
                           ---------------------------

                  a. ADMINISTRATION. The Plan shall be administered by the Administrator. The Administrator shall be responsible for the administration of all matters under the Plan which have not been delegated to the Agent. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Any rule or regulation adopted by the Administrator shall remain in full force and effect unless and until altered, amended or repealed by the Administrator.

                  b. SPECIFIC RESPONSIBILITIES. The Administrator's responsibilities shall include, but shall not be limited to:

                     (1) interpreting the Plan (including issues relating to the definition and application of "Compensation");

                     (2)      identifying and compiling a list of persons
                      who are Eligible Employees for an Offering Period;

                     (3) identifying those Eligible Employees not entitled to be granted options or other rights for an Offering Period on account of the limitations described in Section 3 b. hereof; and

                     (4) providing to Participants upon request Company financial statements which are publicly available.

The Administrator may from time to time adopt rules and regulations for carrying out the terms of the Plan. Interpretation or construction of any provision of the Plan by the Administrator shall be final and conclusive on all persons, absent specific and contrary action taken by the Board. Any interpretation or construction of any provision of the Plan by the Board shall be final and conclusive.

               SECTION 19 - SECURITIES LAW AND OTHER RESTRICTIONS
               --------------------------------------------------

                  Notwithstanding any provision of the Plan to the contrary, no payroll deductions or alternative contributions shall take place and no Shares may be purchased under the Plan until a registration statement has been filed and become effective with respect to the issuance of the Shares covered by the Plan under the Act and any other required action has been taken under any other applicable law of the jurisdiction in which the Employer of the Employee is located or the Employee is employed or resides. Prior to the effectiveness of such registration statement, Shares subject to purchase under the Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act and pursuant to any other action that is required under any other applicable law of the jurisdiction in which the Employer of the Employee is located or the Employee is employed or resides.

                  SECTION 20 - NO INDEPENDENT EMPLOYEE'S RIGHTS
                  ---------------------------------------------

                  Nothing in the Plan shall be construed to be a contract of employment between an Employer or its parent or any Subsidiary and any Employee, or any group or category of Employees (whether for a definite or specific duration or otherwise), or to prevent the Employer, its parent or any Subsidiary from terminating any Employee's employment at any time, without notice or recompense to the extent permissible under local law. Nothing in this Plan shall be construed as conferring any rights of a shareholder in any Employee or any other person until the option to purchase shares granted to the Employee hereunder has been exercised.

                           SECTION 21 - APPLICABLE LAW
                           ---------------------------

                  The Plan shall be construed, administered and governed in all respects under the laws of the State of Ohio to the extent such laws are not preempted or controlled by federal law.

                      SECTION 22 - MERGER OR CONSOLIDATION
                      ------------------------------------

                  If the Company shall at any time merge into or consolidate with another corporation or business entity, each Participant will thereafter be entitled to receive at the end of the Offering Period (during which such merger or consolidation occurs) the securities or property which a holder of Shares was entitled to upon and at the time of such merger or consolidation. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.